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                                                                      Exhibit 99

For Immediate Release                  Contact: Kathleen Bruegenhemke
                                       Senior Vice President, Investor Relations
                                       TEL: 573.761.6100   FAX: 573.761.6272

                       EXCHANGE NATIONAL BANCSHARES, INC.
                     OF JEFFERSON CITY, MISSOURI, ANNOUNCES
                 3rd QUARTER EARNINGS OF $0.49 PER DILUTED SHARE


JEFFERSON CITY, MO, October 29, 2004 - Today, Exchange National Bancshares, Inc. (NASDAQ: EXJF) reported third quarter earnings of $0.49 per diluted share, down 18% from diluted earnings per share of $0.60 a year ago.

Net income for the 3 months ended September 30, 2004 of $2,056,000 decreased $488,000 when compared to the third quarter of 2003.

For the nine months ended September 30, 2004, Exchange National Bancshares earned $1.54 per diluted share, down 7% from diluted earnings per share of a year earlier. Net income for the nine months ended September 30, 2004 of $6,479,000 decreased $464,000 when compared to the first nine months of 2003.

In commenting on earnings, James E. Smith, Chairman and CEO said, "Year to date net interest income increased $1,282,000 compared to the same period in 2003 due to an increase in the volume of earning assets. Increases in net interest income were offset by a $970,000 decrease in non-interest income and a $1,165,000 increase in non-interest expense which is primarily associated with increased staffing in our retail network, expenses associated with the timing of tax payments on the company's real estate investment trust and costs incurred to document internal controls as required by newly imposed Sarbanes-Oxley regulation. The decrease in other non-interest income results largely from reduced gains on sale of mortgage loans due to fewer refinancings."

For the year, return on average equity was 9.61% and the return on average assets was 0.97%.

Comparing September 30, 2004 balances to December 31, 2003, total assets increased 1.1% to $884,943,000. Total loans grew 5.4% to $615,256,000, while investment securities decreased 11.7% to $166,810,000. Total deposits increased 3.4% to $687,966,000. During the same period, stockholders' equity increased 4.1% to $91,403,000 or 10.3% of total assets.

Exchange National Bancshares, a multi-bank holding company headquartered in Jefferson City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Springfield, Lee's Summit, Branson, Windsor, Collins and Osceola; and Osage Valley Bank of Warsaw.


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FINANCIAL SUMMARY

(UNAUDITED)


                                                           September 30, 2004    December 31, 2003
Balance sheet information:
       Loans, net of allowance
           for loan losses                                  $    606,501,521     $    575,651,786
       Debt and equity securities                                166,809,609          188,955,832
       Total assets                                              884,942,941          875,595,992
       Deposits                                                  687,966,385          665,261,965
       Stockholders' equity                                       91,402,691           87,782,744

                                                              Three Months         Three Months
                                                         Ended Sept. 30, 2004  Ended Sept. 30, 2003
Statement of income information:
       Total interest income                                $     10,404,311     $      9,997,501
       Total interest expense                                      3,458,738            3,172,415
       Net interest income                                         6,945,573            6,825,086
       Provision for loan losses                                     160,500              310,500
       Noninterest income                                          1,371,530            1,901,897
       Noninterest expense                                         5,177,503            4,589,992
       Income taxes                                                  923,366            1,282,165
       Net income                                                  2,055,734            2,544,326

                                                              Nine Months          Nine Months
                                                         Ended Sept. 30, 2004  Ended Sept. 30, 2003
Statement of income information:
       Total interest income                                $     30,150,508     $     28,981,676
       Total interest expense                                      9,594,400            9,707,926
       Net interest income                                        20,556,108           19,273,750
       Provision for loan losses                                     606,500              781,500
       Noninterest income                                          4,368,999            5,339,075
       Noninterest expense                                        14,840,475           13,674,526
       Income taxes                                                2,999,631            3,214,616
       Net income                                                  6,478,501            6,942,183

Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.